EXHIBIT 99.1

Section 2: EX – 99.1 (PRESS RELEASE)

Filed by Orrstown Financial Services, Inc. Commission
File No.: 033-18888

FOR IMMEDIATE RELEASE:

Contact:

Bradley S. Everly

SVP, Chief Financial Officer

Phone 717.530.2604

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Second Quarter Earnings Up 11.9%

and Third Quarter Dividend

Shippensburg, PA (July 24, 2008) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) is pleased to announce the net operating results for the second quarter and the six months ended June 30, 2008.

Second quarter 2008 earnings of $3,603,000 grew by $383,000 over the same period last year, representing an increase of 11.9%. Primary earnings per share were $.56 for second quarter 2008 compared to $.50 per share for second quarter 2007. Net income for the six months ended June 30, 2008 was $6,853,000, a 12.7% increase over the $6,083,000 earned during the first half of 2007. Primary earnings per share grew 12.6% from $0.95 during the first six months of 2007 to $1.07 in 2008.

Net interest income for the second quarter of 2008 was $8,164,000, up 10.9% from the $7,360,000 realized during the same quarter in 2007. Year-to-date net interest income for 2008 increased to $16,081,000 from $14,520,000, a 10.8% increase over the first half of 2007. For the first six months of 2008, the net interest margin compressed 8 basis points to 3.94%, while the net interest spread increased slightly to 3.56%, versus 3.51% a year ago. The increase in net interest income and spread was achieved despite a 3.25% drop in the prime lending rate over the last 12 months. Balance sheet growth of 13.4% over last year contributed to these solid results. Additionally, growth in non-interest income kept pace with increases in non-interest expense, resulting in an excellent year-to-date efficiency ratio of 55.4%.

Commenting on the second quarter results, Kenneth R. Shoemaker, President and Chief Executive Officer, stated, “During this period of extreme stress in the financial services industry, we are delighted to report these stellar results. As the numbers demonstrate, our relentless focus on relationship banking is clearly working. For the third year in a row, Orrstown was ranked the best performing publicly traded bank in Pennsylvania in our asset category, and one of the strongest in the country. We look forward to growing our franchise in the months ahead.”

The Board of Directors approved the third quarter cash dividend of $.22 per share payable to shareholders of record on August 9, 2008. This represents an increase of 4.8% over the dividend of $.21 declared during the third quarter of 2007. The dividend will be paid on August 22, 2008. Through three quarters, Orrstown’s cash dividend has increased 6.6% from $.61 per share to $.65 per share.

With over $930 million in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the Over-the-Counter Bulletin Board under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	June 30, 2008	June 30, 2007	% Change
Net Income	$3,603,000	$3,220,000	+11.9%
Primary Earnings Per Share	$.56	$.50	+12.0%
Diluted Earnings Per Share	$.54	$.48	+12.5%
Dividends Per Share	$.22	$.20	+10.0%
Return on Assets	1.57%	1.57%
Return on Equity	14.69%	14.16%
Return on Tangible Assets	1.63%	1.63%
Return on Tangible Equity	18.94%	18.75%

For Six Months Ended:	June 30, 2008	June 30, 2007	% Change
Net Income	$6,853,000	$6,083,000	+12.7%
Primary Earnings Per Share	$1.07	$.95	+12.6%
Diluted Earnings Per Share	$1.02	$.90	+13.3%
Dividends Per Share	$.43	$.40	+7.5%
Return on Assets	1.51%	1.51%
Return on Equity	14.11%	13.56%
Return on Tangible Assets	1.57%	1.57%
Return on Tangible Equity	18.27%	18.04%

Balance Sheet Highlights:	June 30, 2008	June 30, 2007	% Change
Assets	$939,519,000	$828,314,000	+13.4%
Loans, Gross	$752,697,000	$653,193,000	+15.2%
Deposits	$677,136,000	$653,037,000	+3.7%
Equity	$99,691,000	$91,890,000	+8.5%
Tangible Equity	$78,430,000	$70,397,000	+11.4%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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